                                                                  EXECUTION COPY



================================================================================





                          AGREEMENT AND PLAN OF MERGER




                          Dated as of October 27, 1996



                                     among



                               REVCO D.S., INC.,



                              RDS ACQUISITION INC.



                                      and



                                  BIG B, INC.





================================================================================

                               TABLE OF CONTENTS


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                                              ARTICLE I

                                              The Offer
                                              ----------
SECTION 1.01.          The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2

SECTION 1.02.          Company Actions  . . . . . . . . . . . . . . . . . . . . . . . . . .          3


                                              ARTICLE II

                                              The Merger
                                              ----------

SECTION 2.01.           The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5

SECTION 2.02.           Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5

SECTION 2.03.           Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . .          5

SECTION 2.04.           Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . .          6

SECTION 2.05.           Certificate of Incorporation and By-laws  . . . . . . . . . . . . .          6

SECTION 2.06.           Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6

SECTION 2.07.           Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7



                                              ARTICLE III

                              Effect of the Merger on the Capital Shares
                              ------------------------------------------
                      of the Constituent Corporations; Exchange of Certificates
                      ----------------------------------------------------------

SECTION 3.01.           Effect on Capital Shares  . . . . . . . . . . . . . . . . . . . . .          7

SECTION 3.02.           Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . .          8

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                                                                               2

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                                              ARTICLE IV

                                    Representations and Warranties
                                    ------------------------------

SECTION 4.01.          Representations and Warranties of the Company  . . . . . . . . . . .          9

SECTION 4.02.          Representations and Warranties of Parent and Sub   . . . . . . . . .         20


                                              ARTICLE V

                               Covenants Relating to Conduct of Business
                               -----------------------------------------

SECTION 5.01.           Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . .         22

SECTION 5.02.           No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . .         25



                                              ARTICLE VI

                                         Additional Agreements
                                         ---------------------
SECTION 6.01.           Shareholder Approval; Preparation of Proxy
                            Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .         27

SECTION 6.02.           Access to Information; Confidentiality  . . . . . . . . . . . . . .         28

SECTION 6.03.           Best Efforts; Notification  . . . . . . . . . . . . . . . . . . . .         28

SECTION 6.04.           Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .         29

SECTION 6.05.           Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .         29

SECTION 6.06.           Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .         30

SECTION 6.07.           Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .         31

SECTION 6.08.           Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         31

SECTION 6.09.           Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . .         32

SECTION 6.10.           Public Announcements  . . . . . . . . . . . . . . . . . . . . . . .         33

SECTION 6.11.           Dismissal of Litigation . . . . . . . . . . . . . . . . . . . . . .         33

SECTION 6.12.           Shareholder Litigation  . . . . . . . . . . . . . . . . . . . . . .         34

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                                                                               3

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                                              ARTICLE VII

                                         Conditions Precedent
                                         --------------------
SECTION 7.01.          Conditions to Each Party's Obligations To Effect the Merger  . . . .         34

SECTION 7.02.          Conditions to Obligations of Parent and Sub  . . . . . . . . . . . .         34


                                             ARTICLE VIII

                                  Termination, Amendment and Waiver
                                  ----------------------------------

SECTION 8.01.           Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

SECTION 8.02            Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .         36

SECTION 8.03.           Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36

SECTION 8.04.           Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . .         36

SECTION 8.05.           Procedure for Termination, Amendment, Extension or Waiver . . . . .         37


                                              ARTICLE IX

                                          General Provisions
                                          ------------------

SECTION 9.01.          Nonsurvival of Representations and Warranties  . . . . . . . . . . .        37

SECTION 9.02.          Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37

SECTION 9.03.          Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

SECTION 9.04.          Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . .         39

SECTION 9.05.          Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . .        39

SECTION 9.06.          Entire Agreement; No Third-Party Beneficiaries   . . . . . . . . . .        40

SECTION 9.07.          Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

SECTION 9.08.          Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

SECTION 9.09.          Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . .         41

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                                                                               4

EXHIBITS

Exhibit A        Conditions to the Offer
Exhibit B        Form of Section 2.01(a) Plan of Merger
Exhibit C        Form of Section 2.01(b) Plan of Merger

                     AGREEMENT AND PLAN OF MERGER dated as of October 27, 1996, among REVCO D.S., INC., a Delaware corporation ("Parent"), RDS ACQUISITION INC., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and BIG B, INC., an Alabama corporation (the "Company").


                 WHEREAS Sub has outstanding an offer (the "Existing Offer", and, as amended from time to time in accordance with this Agreement, the "Offer") to purchase all the outstanding shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"; the Common Stock and the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of September 23, 1996 (as amended from time to time, the "Rights Agreement"), being hereinafter collectively referred to as the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 10, 1996, and in the related letter of transmittal;

                 WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sub and certain directors and officers of the Company who hold Shares and certain related entities holding Shares are entering into a support agreement (the "Support Agreement" and, together with this Agreement, the "Operative Agreements");

                 WHEREAS the Board of Directors of the Company has (i) determined that the Offer and the Merger (as defined below) are fair to and in the best interests of the shareholders of the Company, (ii) approved (1) the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and (2) the transactions contemplated by the Operative Agreements, (iii) adopted this Agreement, including the appropriate Plan of Merger contained herein, and (iv) resolved to recommend acceptance of the Offer and the Merger and approval of this Agreement, including the appropriate Plan of Merger contained herein, by such shareholders;

                 WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company, or the Company into Sub, at the election of Parent as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company, except Shares held by persons who object to the Merger and comply with all the provisions of Alabama law concerning the right of holders of Shares to dissent from the Merger and obtain payment of the fair value of their Shares ("Dissenting Shareholders"), will be converted into the right to receive the per share consideration paid pursuant to the Offer; and

                 WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                 NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                                   The Offer

                 SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable after the date of this Agreement, Sub shall, and Parent shall cause Sub to, amend the Existing Offer to reflect the terms and conditions of this Agreement, including the purchase price of $17.25 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), and to set November 15, 1996 (the "Initial Expiration Date"), as the expiration date for the Offer. The obligation of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A. Sub expressly reserves the right to modify any term, or modify or waive any condition, of the Offer, except that, without the consent of the Company (unless the Company takes any action permitted to be taken pursuant to Section 5.02(b)), Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) modify, in any manner adverse to the holders of Shares, or add to the conditions set forth in Exhibit A, (iv) extend the Offer,
(v) change the form of consideration payable in the Offer or (vi) reduce or waive the Minimum Tender Condition (as defined in Exhibit A). Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase Shares shall not be satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for a period of not more than 10 business days beyond the Initial Expiration Date, if on the date of such extension less than 80% of the outstanding Shares on a fully diluted basis have been validly tendered and not properly withdrawn pursuant to the Offer, and (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Without limiting the right of Sub to extend the Offer pursuant to the immediately preceding sentence, in the event that (i) the Minimum Tender Condition has not been satisfied or (ii) any condition set forth in paragraph (a) of Exhibit A is not satisfied at the scheduled expiration date of the Offer, Sub shall, and Parent shall cause Sub to, extend the expiration date of the Offer in increments of five business days each until the earliest to occur of (x) the satisfaction or waiver of the Minimum Tender Condition and such other condition or Parent reasonably determines that any condition to the Offer is not capable of being satisfied on or prior to December 24, 1996, (y) the termination of this Agreement in accordance with its terms and (z) December 24, 1996; provided, however, that if any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) has publicly made a Takeover Proposal (as defined below) or disclosed in writing its intention to make a Takeover Proposal, Sub shall not be required pursuant to this sentence to extend the Offer for more than 20 calendar days beyond the date on which such Takeover Proposal was publicly announced or such intention was disclosed if at the end of such 20 calendar day period such Takeover Proposal shall not have then been withdrawn and the Minimum Tender Condition shall not then have been satisfied. On the terms and subject to the conditions of the Offer, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

                 (b) As soon as reasonably practicable after the date hereof, Parent and Sub shall amend its Tender Offer Statement on Schedule 14D-1 and Statement on Schedule 13D (the "Schedule 14D-1") with respect to the Offer that was originally filed on September 10, 1996, and shall file such amendment (the "14D-1 Amendment") with the SEC. The Schedule 14D-1 shall contain a supplement to the Offer to Purchase dated September 10, 1996, and a revised form of the related letter of transmittal and summary advertisement (which Schedule 14D-1, Offer to Purchase and other related documents, as amended and supplemented, together with any further supplements or amendments thereto, are herein collectively referred to as the "Offer Documents"), which shall be mailed to holders of Shares. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and the Offer Documents, which shall be mailed to holders of Shares, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                 (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer.

                 SECTION 1.02. Company Actions. (a) Subject to Section 5.02(b), the Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has unanimously duly adopted this Agreement, including the appropriate Plan of Merger contained herein, approved the Offer and the Merger, determined that the Offer and the Merger are fair to and in the best interests of the Company's shareholders and recommended that the Company's shareholders accept the Offer and tender their shares pursuant to the Offer and approve this Agreement and the appropriate Plan of Merger contained herein. The Company represents that its Board of Directors have received the opinion of The Robinson-Humphrey Company, Inc. ("R-H") that, as of the date of such opinion, the proposed consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that such person intends to tender all Shares owned by such person pursuant to the Offer, except to the extent that such tender could give rise to "short-swing" profits under Section 16 of the Exchange Act.

                 (b) On the date the 14D-1 Amendment is filed with the SEC, the Company shall file with the SEC a supplement to its Solicitation/Recommendation Statement on Schedule 14D-9 originally filed on September 23, 1996, with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in Section 1.02(a) and shall mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                 (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders.

                                   ARTICLE II

                                   The Merger

                 SECTION 2.01. The Merger. (a) Unless Parent elects to merge the Company into Sub in accordance with Section 2.01(b), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Alabama Business Corporation Act (the "ABCA"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 2.03). Following a merger pursuant to this Section 2.01(a), the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL and the ABCA.

                 (b) If (i) (x) Parent or Sub owns 80% or more of all outstanding Shares after the expiration of the Offer and Parent elects to effect the Merger pursuant to Section 11.04 of the ABCA or (y) Parent otherwise elects and (ii) Parent reasonably determines that such election will result in the Merger being effected no later than the time the Merger would be effected if Sub were merged into the Company pursuant to Section 2.01(a), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the ABCA, the Company shall be merged with and into Sub at the Effective Time of the Merger. Following a Merger pursuant to this Section 2.01(b), the separate corporate existence of the Company shall cease and Sub shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the ABCA. Any election by Parent to effect the Merger pursuant to this Section 2.01(b) shall be made in writing prior to the approval by the shareholders of the Company of this Agreement and the appropriate Plan of Merger included herein.

                 (c) Notwithstanding the foregoing, at the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger by delivery of written notice to that effect naming the subsidiary to be so substituted.

                 (d) If the Merger is effected pursuant to Section 2.01(a), the Plan of Merger shall be the Plan of Merger attached hereto as Exhibit B.
If the Merger is effected pursuant to Section 2.01(b), the Plan of Merger shall be the Plan of Merger attached hereto as Exhibit C.

                 SECTION 2.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Section 7.02 shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 7.01

(the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless another date or place is agreed to in writing by the parties hereto.

                 SECTION 2.03. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file a certificate or articles of merger and other appropriate documents, including, if the Merger is to be effected pursuant to
Section 2.01(a), a Plan of Merger in the form attached hereto as Exhibit B and, if the Merger is to be effected pursuant to Section 2.01(b), a Plan of Merger in the form attached hereto as Exhibit C (collectively, the "Certificates of Merger") executed in accordance with the relevant provisions of the DGCL and the ABCA, and the parties shall make all other filings or recordings required under the DGCL and the ABCA. The Merger shall become effective at such date and time as the Certificates of Merger are duly filed with the Delaware Secretary of State and the Alabama Secretary of State, or at such other later time as Sub and the Company (by mutual agreement) shall specify in the Certificates of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

                 SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 11.06 of the ABCA.

                 SECTION 2.05. Certificate of Incorporation and By-laws. (a) Unless Parent elects to merge the Company into Sub pursuant to Section 2.01(b), the Articles (Certificate) of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger so that the first paragraph of Article IV of such Articles (Certificate) of Incorporation reads in its entirety as follows:
"The total number of shares of all classes of stock that the corporation shall have authority to issue is 1,000 shares, par value $0.001 per share." and, as so amended, shall be the Articles (Certificate) of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 (b) If Parent elects to merge the Company into Sub pursuant to Section 2.01(b)(i), the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation. If Parent elects to merge the Company into Sub pursuant to Section 2.01(b)(ii), unless the Merger is effected pursuant to Section 11.04 of the ABCA, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger to change the name of Sub to "Big B, Inc." and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation.

                 (c) If (i) the Merger is effected pursuant to Section 2.01(a), the By-laws of the Company as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law or (ii) the Merger is effected pursuant to Section 2.01(b), the By-laws of Sub as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 SECTION 2.06. Directors. Regardless of whether the Merger is effected pursuant to Section 2.01(a) or 2.01(b), the directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 2.07. Officers. Regardless of whether the Merger is effected pursuant to Section 2.01(a) or 2.01(b), the officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE III

               Effect of the Merger on the Capital Shares of the Constituent Corporations; Exchange of Certificates

                 SECTION 3.01. Effect on Capital Shares. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

                 (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (b) Cancellation of Treasury Shares and Parent Owned Shares. Each Share that is owned by the Company or by any subsidiary of the Company and each Share that is owned by Parent, Sub or any other subsidiary of Parent (together, in each case, with the associated Right) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (c) Conversion of Shares. Subject to Section 3.01(d), each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.01(b)) together with the associated Right shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time of the Merger, all such Shares (and the associated Rights) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (and the associated Rights) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                 (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Dissenting Shareholder shall not be converted as described in Section 3.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Alabama; provided, however, that the Shares (together with the associated Rights) outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Shareholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the ABCA, shall be deemed to be converted as of the Effective Time of the Merger, into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written notices of any intent to demand payment and any written demands for payment of Shares received by the Company and (ii) the opportunity to direct all offers of payment, negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                 SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time of the Merger, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Shares.

                 (b) Parent to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent, on a timely basis, as and when needed after the Effective Time of the Merger, funds necessary to pay for the Shares pursuant to Section 3.01.

                 (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest shall be paid or shall accrue on the cash payable upon the surrender of any Certificate.

                 (d) No Further Ownership Rights in Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

                 (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.01(d)), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE IV

                         Representations and Warranties

                 SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                 (a) Organization, Standing and Corporate Power. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the Company. Except as disclosed in Section 4.01(a) of the letter dated the date of this Agreement and delivered to Parent and Purchaser concurrently with this Agreement (the "Company Disclosure Letter"), each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its Articles (Certificate) of Incorporation and By-laws and the comparable charter or organizational documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                 (b) Subsidiaries. Section 4.01(b) of the Company Disclosure Letter lists each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital shares of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

                 (c) Capital Structure. The authorized equity capital of the Company consists of 100 million Shares. At the close of business on October 24, 1996, (i) 18,757,034 Shares were issued and outstanding,
         (ii) no Shares were held by the Company in its treasury, (iii) 1,000,000 Shares were reserved for issuance pursuant to, and 86,500 Shares were subject to outstanding options under, the Company's Employee Stock Option Plan, (iv) not more than 3,299,180 Shares were reserved for issuance and issuable upon conversion of the Company's 6.5% Convertible Subordinated Debentures Due 2003 (the "Convertible Debentures"), and
         (v) Shares reserved for issuance in connection with the Rights.
         Except as set forth above, at the close of business on October 24, 1996, no capital shares or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding SARs (as defined in Section 6.05) that were not granted in tandem with a related Employee Option (as defined in Section 6.05). All outstanding capital shares of the Company are, and all Shares that may be issued pursuant to the Company's Employee Stock Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, other than the Convertible Debentures, convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital shares of the Company or any of its subsidiaries. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

                 (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject in the case of the Merger to approval of this Agreement by the holders of two-thirds of the outstanding Shares, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by the Operative Agreements have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to approval of this Agreement by the holders of two- thirds of the outstanding Shares. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of the Operative Agreements do not, and the consummation of the transactions contemplated by the Operative Agreements and compliance with the provisions of the Operative Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Articles (Certificate) of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), (A) any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by the Operative Agreements, (B) any such conflicts, violations or defaults under the Company's pharmacy, liquor and general business licenses and any permits from the Federal Drug Administration relating to controlled substances, (C) any such conflicts, violations or defaults arising from the consummation of the Merger pursuant to
         Section 2.01(b) that would not arise from consummation of the Merger pursuant to Section 2.01(a), (D) the repurchase obligations of the Company with respect to the Convertible Debentures and (E) any defaults under the Company's bank credit agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by the Operative Agreements, except for (i) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy or information statement relating to the approval by the Company's shareholders of this Agreement, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under Sections 13(a), 13(d) and 16 of the Exchange Act as may be required in connection with the Operative Agreements and the transactions contemplated by the Operative Agreements, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and the Alabama Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) consents, approvals, orders, authorizations, declarations and filings, in each case in connection with pharmacy, liquor and general business licenses and (iv) consents, approvals, orders, authorizations, declarations and filings in connection with permits from the Federal Drug Administration relating to controlled substances.

                 (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 29, 1995 (the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the
         SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as reflected, reserved against or otherwise disclosed in the Filed SEC Documents (as defined below), neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

                 (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or the Proxy Statement shall, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the

         Information Statement and the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

                 (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") and except as set forth in Section 4.01(g) of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the Company and its subsidiaries taken as a whole, other than changes arising from general economic or industry conditions, (ii) except for the regular quarterly dividend of $0.05 per Share paid on September 13, 1996 to holders of record on August 30, 1996, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital shares, (iii) any split, combination or reclassification of any of its capital shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital shares, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or
         (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on the Company and its subsidiaries taken as a whole or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

                 (h) Litigation. Except as disclosed in the Filed SEC Documents or in Section 4.01(h) of the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair the ability of the Company to perform its obligations under this

         Agreement, or (iii) prevent the consummation of any of the transactions contemplated by the Operative Agreements, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

                 (i) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 4.01(i) of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, salary reduction, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

                 (j) ERISA Compliance; No Excess Parachute Payments. (i) The Company has delivered to Parent true, complete and correct copies of
         (v) all Benefit Plans that are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans") and all Benefit Plans that are "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries, (w) each other Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (x) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (y) each trust agreement and group annuity contract relating to any Benefit Plan and (z) the most recent actuarial valuations relating to each of the Pension Plans. Section 4.01(j) of the Company Disclosure Letter sets forth a complete list of all Benefit Plans.

                 (ii) All Pension Plans that are intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Pension

         Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

                 (iii) No Pension Plan that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA, other than any such taxes, penalties or liabilities that have been satisfied in full or that would not, either individually or in the aggregate, have a material adverse effect on the Company. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years, which termination or event would have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA), the liability with respect to which has not been satisfied in full, since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans.

                 (iv) With respect to any Benefit Plan that is an employee welfare benefit plan (x) no such Benefit Plan is unfunded or funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (y) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of
         Section 4980B(f) of the Code and (z) each such Benefit Plan (including any such Plan covering retirees or other former employees), other than the Company's Continuity and Deferred Compensation Agreements, may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.

                 (v) Any amount that is permitted to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by the Operative Agreements by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect pursuant to the terms thereof would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). The Company has delivered to Parent the information the Company used in verifying the accuracy of the preceding sentence, including (i) the amount that is currently expected to be paid to each employee, officer or director of the Company as a result of the transactions contemplated by the Operative Agreements under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the approximate "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each such person calculated as of the date of this Agreement, subject to the assumptions set forth in such information the Company delivered to Parent.

                 (k) Taxes. Each of the Company and each of its subsidiaries has filed all tax returns and reports required to be filed by it and has paid (or the Company has paid on its behalf) all taxes shown to be due thereon and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that would in the aggregate have a material adverse effect on the Company, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through 1993. As used in this Agreement, "taxes" means all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

                 (l) Labor Matters. The Company has made available to Parent copies of all collective bargaining agreements, contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its subsidiaries is a party or by which any of them is bound. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries relating to their business, except for any such proceeding which would not have, individually or in the aggregate, a material adverse effect on the Company. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its subsidiaries.

                 (m) Voting Requirements. No vote of any holders of any securities of the Company is required to consummate the Offer or approve the Operative Agreements or any of the transactions contemplated by the Operative Agreement other than the Merger. The affirmative vote of the holders of two-thirds of the outstanding Shares approving this Agreement is the only vote of the holders of any class or series of securities of the Company necessary to approve the Merger.

                 (n) State Takeover Statutes. The By-laws of Big B Drugs, Inc., a Georgia corporation and a wholly owned subsidiary of the Company, do not contain any provision that purports to cause Section 1133 of the Georgia Business Corporation Code to be applicable to Big B Drugs, Inc. Each of the Company and each of its subsidiaries either has (i) less than 500 residents of Florida as employees or (ii) a gross annual payroll of less than $5 million to Florida residents.

                 (o) Rights Agreement. The Offer Price and the other terms of the Offer have been determined by a majority of the members of the Board of Directors of the Company who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person (each as defined in the Rights Agreement), after receiving advice from one or more investment banking firms, to be (x) at a price which is fair to shareholders (taking into account all factors that such members of the Board of Directors of the Company deem relevant including prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (y) otherwise in the best interests of the Company and its shareholders, and such determination remains in full force and effect. The Company has taken or will take all necessary action to (i) render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Operative Agreements, and (ii) ensure that (y) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Rights Agreement) and (z) a Distribution Date (as defined in the Rights Agreement) does not occur by reason of the announcement or consummation of the Offer or the Merger or the consummation of any of the other transactions contemplated by the Operative Agreements in accordance with their respective terms or the execution of any Operative Agreement. Other than as disclosed to Parent prior to the date of this Agreement, neither the Company nor the Board of Directors of the Company has prior to the date of this Agreement (A) redeemed the Rights, (B) amended the Rights Agreement, (C) made any determinations under the Rights Agreement with respect to any Takeover Proposal or (D) approved or authorized any of the foregoing.

                 (p) Compliance with Laws. (i) Except as set forth in Section 4.01(p) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company.

                 (ii) Except as disclosed in the Filed SEC Documents, (A) to the best knowledge of the Company after due inquiry, the Company and each of its subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (collectively, "Environmental Laws"), which compliance includes the possession of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance that would not have, individually or in the aggregate, a material adverse effect on the Company, and (B) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law that would have, individually or in the aggregate, a material adverse effect on the Company.

                 (q) Real Property. The Company has made available to Parent copies of its leases, subleases, licenses or other agreements under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Property Leases"). Each Real Property Lease is valid, binding and in full force and effect, free and clear of all liens except those that do not or will not individually or in the aggregate materially interfere with its ability to conduct its business at such real property as currently conducted, all rent and other sums and charges payable by the Company and its subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or, to the knowledge of the Company, as to a landlord exists under any Real Property Lease, except for any of the foregoing matters which would not have, individually or in the aggregate, a material adverse effect on the Company. Except as set forth in
         Section 4.01(q) of the Company Disclosure Letter and except for any of the following matters which would not have, individually or in the aggregate, a material adverse effect on the Company, the Company (i) has not granted any leases, subleases, licenses or other agreements granting to any person other than the Company any right to possession, use, occupancy or enjoyment of the stores covered by the Real Property Leases or owned by the Company, or any portion thereof, (ii) is not obligated under any option, right of first refusal or any contractual right to purchase, acquire, sell or dispose of any real property covered by the Real Property Leases or owned by the Company and (iii) has good and marketable title to all real property reflected in the Filed SEC Documents as owned by the Company or any of its subsidiaries free and clear of all liens except those that do not or will not individually or in the aggregate materially interfere with its ability to conduct its business at such real property as currently conducted.

                 (r) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than R-H, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Operative Agreements based upon arrangements made by or on behalf of the Company. The arrangements made by the Company with respect to the fees of R-H are accurately described in the
         Schedule 14D-9.

                 (s) Certain Contracts. The Company (i) has delivered, or made available for copying, true and correct copies of (A) what the Company reasonably believes to be the nine largest by sales volume existing managed care contractual arrangements and (B) all material supplier contractual arrangements (collectively, the "Contracts") to Parent, (ii) is in compliance, in all material respects, with the terms and conditions of each of the Contracts, and (iii) has taken no action to cancel or terminate any of the Contracts except to the extent any such cancellation or termination would not result in the Company's payment of any penalty or similar fee and would not, individually or together with any other cancellations or terminations, have a material adverse effect on the Company. The information provided by the Company to Parent regarding margins on managed care contractual arrangements is true and correct in all material respects.

                 (t) Opinion of Financial Advisor. The Company has received the opinion of R-H, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

                 SECTION 4.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

                 (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent.

                 (b) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into the Operative Agreements and to consummate the transactions contemplated by the Operative Agreements. The execution and delivery of the Operative Agreements and the consummation of the transactions contemplated by the Operative Agreements, in each case by Parent and Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub. The Operative Agreements have been duly executed and delivered by Parent and Sub, as the case may be, and, assuming that the Operative Agreements constitute valid and binding obligations of the parties thereto other than Parent and Sub, each constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms. The execution and delivery of the Operative Agreements do not, and the consummation of the transactions contemplated by the Operative Agreements and compliance with the provisions of the Operative Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent and its subsidiaries taken as a whole, (y) impair the ability of Parent and Sub to perform their respective obligations under the Operative Agreements or (z) prevent the consummation of any of the transactions contemplated by the Operative Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of the Operative Agreements by Parent or Sub, as the case may be, or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by the Operative Agreements, except for (i) the filing with the SEC of the Offer Documents, and such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the Operative Agreements and the transactions contemplated by the Operative Agreements, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and the Alabama Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states.

                 (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement shall, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

                 (d) Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Brothers Inc ("Salomon"), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Operative Agreements based upon arrangements made by or on behalf of Parent or Sub.

                 (e) Financing. Parent and Sub have funds available sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the expiration of the Offer and the Effective Time of the Merger, Parent and Sub will have available all funds necessary for the acquisition of all Shares on a fully diluted basis pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.

                 (f) Litigation. Except as set forth in any report, schedule, form, statement or other document filed by Parent with the SEC and publicly available prior to the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries (and Parent is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on Parent, (ii) impair the ability of Parent to perform its obligations under the Operative Agreements, or
         (iii) prevent the consummation of any of the transactions contemplated by the Operation Agreements, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

                 SECTION 5.01. Conduct of Business. (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and shall not permit any of its subsidiaries to:

                 (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital shares, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent (except to regular quarterly dividends on the Shares declared and paid at times consistent with past practice in an amount not in excess of $0.05 per Share per quarter), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (ii) issue, deliver, sell, pledge or otherwise encumber any capital shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Shares upon the exercise of Employee Options outstanding on the date of this Agreement in accordance with their present terms and (y) the issuance of Shares upon conversion of the Convertible Debentures);

                 (iii) amend its Articles (Certificate) of Incorporation, By-laws or other comparable charter or organizational documents;

                 (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice or in the fulfillment of contracts in existence on the date hereof and copies of which have been made available to Parent;

                 (v) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

                 (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

                 (vii) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $5 million;

                 (viii) make any tax election or settle or compromise any income tax liability;

                 (ix) except as permitted by Section 6.06, grant to any executive officer any increase in compensation or in severance or termination pay, except in each case as was required under employment agreements in effect as of the date hereof, or enter into any employment, severance or termination agreement with any executive officer;

                 (x) adopt or implement any change in accounting methods, principles or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

                 (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment required pursuant to an order of a court of competent jurisdiction and the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; or

                 (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

                 (b) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.02, any of the conditions to the Offer set forth in Exhibit A, or any of the conditions to the Merger set forth in Article VII, not being satisfied.

                 (c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Company and its subsidiaries taken as a whole.

                 SECTION 5.02. No Solicitation. (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal (as defined below). The Company shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or advisor retained by it or any of its subsidiaries to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that, in the event that prior to the acceptance for payment of Shares pursuant to the Offer an unsolicited Takeover Proposal is made and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may deliver a written notice to that effect promptly to Parent and thereafter, subject to compliance with Section 5.02(c),
(x) furnish, pursuant to a confidentiality agreement that is not less favorable to the Company than the Confidentiality Agreement dated October 3, 1996, between Parent and the Company (the "Confidentiality Agreement"), information with respect to the Company to the person making such unsolicited Takeover Proposal and (y) participate in discussions or negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other advisor, representative or agent of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase in any manner of a substantial amount of assets of the Company and subsidiaries (taken as a whole) or an interest in any substantial amount of voting securities of the Company or any Significant Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning any voting securities of the Company or Significant Subsidiary, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Operative Agreements, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Parent or Sub of the transactions contemplated by the Operative Agreements.

                 (b) Except as set forth in this Section 5.02(b), neither the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the adoption, approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (except pursuant to Section 6.04(a)) take any action, or make any determination, under the Rights Agreement to facilitate any Takeover Proposal or (iii) cause or permit the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may withdraw or modify its adoption, approval or recommendation of the Offer, this Agreement and the Merger at any time following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal and identifying the person making such Superior Proposal.
For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal for all outstanding Shares on terms that the Board of Directors of the Company determines in its good faith judgment (based on the written opinion of R-H or another financial advisor of nationally recognized reputation, which opinion takes into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are not more favorable to the person or persons making such Takeover Proposal and provide greater present value to all the Company's shareholders, in each case, than this Agreement, the Offer and the Merger taken as a whole.

                 (c) In addition to the obligations of the Company set forth in Sections 5.02(a) and 5.02(b), the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry. The Company shall keep Parent fully informed of the status and material terms (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

                 (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.


                                   ARTICLE VI

                             Additional Agreements

                 SECTION 6.01. Shareholder Approval; Preparation of Proxy Statement. (a) If shareholder approval of this Agreement is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement, including the appropriate Plan of Merger contained herein, and the transactions contemplated by the Operative Agreements. The Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement, including the appropriate Plan of Merger contained herein, and the transactions contemplated by the Operative Agreements, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Offer, this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger. If requested by Parent, the Company shall from time to time postpone or adjourn the Shareholders Meeting to allow Parent and the Company additional time to seek proxies in favor of approval of this Agreement, including the appropriate Plan of Merger contained herein, and the transactions contemplated by the Operative Agreements.

                 (b) If shareholder approval of this Agreement is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after such filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

                 (c) Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned by Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

                 SECTION 6.02. Access to Information; Confidentiality. (a) The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

                 (b) Except as required by law, Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence until such time as such information otherwise becomes publicly available (otherwise than through the wrongful act of any such person) and shall use its best efforts to ensure that such persons do not disclose such information to others without the prior written consent of the Company. In the event of termination of this Agreement for any reason, Parent shall promptly return or destroy all documents containing nonpublic information so obtained from the Company or any of its subsidiaries and any copies made of such documents. The Company or its representatives have requested the return or destruction of confidential information of the Company provided by the Company or its representatives from each of the parties that executed confidentiality or standstill agreements following public announcement of the Existing Offer and shall not waive, amend or modify any provision of any such agreement without the prior written consent of Parent.

                 SECTION 6.03. Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Board of Directors of the Company approves or recommends a Superior

Proposal, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by the Operative Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any Operative Agreement or the consummation of any of the transactions contemplated by the Operative Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Operative Agreements. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, any Operative Agreement or any of the other transactions contemplated by the Operative Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, any Operative Agreement or any other transaction contemplated by any Operative Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Operative Agreements may be consummated as promptly as practicable on the terms contemplated by the Operative Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by the Operative Agreements. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by Section 5.02(b).

                 (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                 SECTION 6.04. Rights Agreement. (a) At the request of Parent upon five business days' prior written notice, the Board of Directors of the Company shall redeem the Rights prior to the Effective Time of the Merger.

                 (b) Except with the prior written consent of Parent, the Board of Directors of the Company shall not (i) amend the Rights Agreement or
(ii) take any action with respect to, or make any determination under, the Rights Agreement, in each case that could have the effect of rendering the Rights applicable to the Offer, the Merger Agreement, or any of the other transactions contemplated by the Operative Agreements, including any amendment or supplement to the Offer that includes a cash Offer Price that is not less than $17.25 per Share for all Shares.

                 SECTION 6.05. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding employee stock options to purchase Shares ("Employee Options") and all outstanding stock appreciation rights ("SARs") heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company (collectively, the "Stock Plans") to provide that each Employee Option (and any SAR related thereto) outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer, including all vested and unvested Employee Options, shall be cancelled in exchange for a cash payment by the Company immediately prior to the Effective Time of the Merger of an amount equal to (i) the excess, if any, of
(x) the Offer Price over (y) the exercise price per Share subject to such Employee Option, multiplied by (ii) the number of Shares for which such Employee Option shall not theretofore have been exercised (the "Option Consideration").

                 (b) All amounts payable pursuant to this Section 6.05 shall be subject to any required withholding of taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Employee Options as shall be necessary to effectuate the foregoing to any such holder. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Employee Option until any necessary consent of such holder is obtained.

                 (c) The Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of an Employee Option or SAR or any participant in any Stock Plan or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                 SECTION 6.06.  Benefit Plans.  (a)  Except as provided in
Section 6.05(c), Parent shall cause the Surviving Corporation to maintain for a period of one year after the Effective Time of the Merger the Benefit Plans of the Company and its subsidiaries in effect on the date of this Agreement or to provide benefits for such period to employees of the Company and its subsidiaries that are not materially less favorable in the aggregate to such employees than those in effect on the date of this Agreement.

                 (b) Parent shall cause the Surviving Corporation to honor all severance policies and agreements, deferred compensation agreements, employment agreements and death benefit agreements with the Company's officers and employees disclosed in Section 4.01(j) of the Company Disclosure Letter, including the proposed additional agreements and modifications described in
Section 4.01(j) of the Company Disclosure Letter; provided, however, that in no event shall the liability of the Surviving Corporation for severance, post-termination health and other benefits, deferred compensation and acceleration of non-vested stock options under all such policies and agreements exceed $12.5 million. Parent acknowledges that the transactions contemplated by the Operative Agreements will constitute a change of control for purposes of the agreements described in the preceding sentence.

                 (c) For purposes of the Company's Annual Bonus Plan for the fiscal year ending February 1, 1997, Parent acknowledges that (i) the Company shall be deemed to have achieved all targets under such Plan and (ii) any employee of the Company whose employment with the Company is terminated by the Company (other than termination for dishonesty or violation of Company policy) or who terminates his or her employment with the prior written consent of the Company following consummation of the Offer and prior to February 1, 1997, shall upon termination be fully vested under such Plan for fiscal year 1997; provided, however, that the liability of the Company under such Plan shall be $1,060,000 less any amounts attributable to employees who terminate their employment prior to February 1, 1997, without the prior written consent of Parent or whose employment with the Company is terminated prior to such date for dishonesty or violation of Company policy.

                 (d) For purposes of the Company's Profit Sharing Plan for the fiscal year ending February 1, 1997, Parent acknowledges that the Company shall make a discretionary contribution for such fiscal year in an aggregate amount of $3,100,000.


                 SECTION 6.07. Indemnification. Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time of the Merger. Parent shall cause to be maintained for a period of not less than six years from the Effective Time of the Merger the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 225% of the last annual premium paid prior to the date of this Agreement (such 225% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or cancelled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $315,000.

                 SECTION 6.08. Directors. Promptly upon the acceptance for payment of, and payment by Sub for, any Shares pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act and the ABCA, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on such Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by Sub plus the number of Shares otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time of the Merger such Board of Directors shall have at least three directors who are Directors on the date of this Agreement (the "Continuing Directors"); and provided further that, in such event, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers, shareholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

                 SECTION 6.09. Fees and Expenses. (a) Except as set forth below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by the Operative Agreements, including all fees and expenses in connection with all litigation subject to Sections 6.11 and 6.12, shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                 (b) The Company shall pay to Parent upon demand in cash a fee of $15 million (the "Termination Fee"), payable in same day funds, if:

                 (i) this Agreement is terminated pursuant to Section 8.01(b)(ii) as a result of the failure of any condition set forth in paragraph (d) (other than clause (ii)(A) thereof), (e) or (f) of Exhibit A;

                 (ii)(v) after the date of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes a Takeover Proposal or amends a Takeover Proposal made prior to the date of this Agreement or discloses its intention to do either of the foregoing, in any case (A) at an all-cash price in excess of $17.25 per Share or (B) for non-cash consideration or a combination of cash and non-cash consideration, (w) the Offer remains open for the period contemplated by Section 1.01, (x) the Minimum Tender Condition is not satisfied at such expiration date, (y) this Agreement is thereafter terminated pursuant to Section 8.01(b)(ii), and (z) either (A) the Board of Directors of the Company, within five business days of being requested to do so by Parent, failed to both reaffirm its recommendation of the Offer and the Merger and recommend rejection of such Takeover Proposal on the grounds that it is not in the best interests of the Company and its shareholders (such request having been made following the making of such Takeover Proposal, such amendment or such public disclosure and at least five business days prior to expiration of the Offer) or (B) within twelve months after such termination the Company enters into a definitive agreement providing for a Takeover Proposal or a Takeover Proposal is consummated; or

                 (iii) this Agreement is terminated pursuant to Section
         8.01(c).

                 (c) If this Agreement is terminated as a result of a wilful and material breach of this Agreement by Parent or Sub, Parent shall pay the Company in cash, payable in same day funds, $5 million (the "Expenses") in lieu of reimbursement of the Company for all fees and expenses incurred or paid by or on behalf of it or any of its affiliates in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Operative Agreements. If this Agreement is terminated pursuant to Section 8.01(b)(ii) as a result of the failure of the Minimum Tender Condition (except under circumstances described in Section 6.09(b)(ii)) or pursuant to Section 8.01(d), the Company shall pay Parent in cash, payable in same day funds, the Expenses. Any amount actually paid by the Company pursuant to the immediately preceding sentence shall be a credit against any amounts subsequently due from the Company pursuant to Section 6.09(b)(ii).

                 SECTION 6.10. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the Operative Agreements, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                 SECTION 6.11. Dismissal of Litigation. Each of the parties shall promptly enter into stipulations dismissing without prejudice all litigation currently pending between them or their respective affiliates and representatives, or commenced by or on behalf of any of them in connection with the Offer, and promptly to cause such stipulations to be filed in connection with such litigation. Each such stipulation shall provide that the relevant litigation shall be deemed to be dismissed with prejudice from and after the Effective Time of the Merger. In addition, (a) the Company shall not reinstate (or permit its affiliates or representatives to reinstate) any such litigation so long as Parent and Sub are not in material breach of their respective obligations under this Agreement and (b) each of Parent and Sub shall not reinstate (or permit its affiliates or representatives to reinstate) any such litigation so long as the Company is not in material breach of its obligations under this Agreement.

                 SECTION 6.12. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to any of the transactions contemplated by the Operative Agreements; provided, however, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld.


                                  ARTICLE VII

                              Conditions Precedent

                 SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                 (a) Shareholder Approval. If required by applicable law, this Agreement and the appropriate Plan of Merger contained herein shall have been approved and adopted by the affirmative vote or consent of the holders of two-thirds of the outstanding Shares in accordance with the ABCA and the Company's Articles (Certificate) of Incorporation.

                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition arising under the authority of any Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                 SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the condition that there shall not be pending any suit, action or proceeding by any Governmental Entity that has a substantial likelihood of success (other than any suit, action or proceeding pending on the date of consummation of the Offer), (i) challenging the acquisition by Parent or Sub of any Shares, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by any Operative Agreement, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by any Operative Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares, including, without limitation, the right to vote the Common Stock purchased by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.


                                  ARTICLE VIII

                       Termination, Amendment and Waiver

                 SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

                 (a) by mutual written consent of Parent and the Company;

                 (b) by either Parent or the Company:

                          (i) if, upon a vote at a duly held Shareholders
                 Meeting or any adjournment thereof at which Parent voted all Shares beneficially owned by it in accordance with this Agreement, any required approval of the Shareholders of the Company shall not have been obtained; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if (A) any Shares beneficially owned on the date of this Agreement by any shareholder party to the Support Agreement that are not purchased pursuant to the Offer are not voted in favor of the Merger and such approval would have been obtained had all such Shares been so voted or (B) the Company is in violation of
                 Section 5.02, 6.01 or 6.03;

                          (ii) if, as the result of the failure of any of the
                 conditions set forth in Exhibit A to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under, or breach of any provisions of, any Operative Agreement results in the failure of any such condition; or

                          (iii) if any Governmental Entity shall have issued an
                 order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                 (c) by the Company if (i) the Company shall have given Parent a Notice of Superior Proposal with respect to a Takeover Proposal,
         (ii) at least five business days later, the Board of Directors of the Company shall have determined in good faith (based on the written opinion of R-H or another financial advisor of nationally recognized reputation, which opinion takes into account all the terms of such Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) that the terms of such Takeover Proposal are not more favorable to the person or persons making such Takeover Proposal and provide greater present value to all the Company's shareholders, in each case, than this Agreement, the Offer and the Merger taken as a whole in light of any improved terms proposed by Parent or Sub prior to the expiration of such five business day period and (iii) the Company has paid to Parent the Termination Fee pursuant to Section 6.09(b)(ii); or

                 (d) by Parent if it shall have received a Notice of Superior Proposal pursuant to Section 5.02(b).

                 SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.01(r), Section 4.02(d), Section 6.02(b),
Section 6.04(b) (other than following termination of this Agreement by Parent or Sub), Section 6.09, this Section 8.02 and Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Operative Agreements.

                 SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                 SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                 SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require (a) in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of the Company, action by a majority of the members of the Board of Directors of the Company who were members thereof on the date of this Agreement and remain as such hereafter or the duly authorized designee of such members; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 6.08, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the Continuing Directors, in lieu of the vote required pursuant to clause (b) above, shall be required by the Company to (i) amend or terminate this Agreement, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.


                                   ARTICLE IX

                               General Provisions

                 SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

                 SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or faxed to the parties at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

                 (a) if to Parent or Sub, to:

                          Revco D.S., Inc.
                          1925 Enterprise Parkway
                          Twinsburg, OH 44087
                          Fax:  (216) 487-1679

                          Attention:  Jack A. Staph, Esq.

                          with a copy to:

                          Cravath, Swaine & Moore
                          Worldwide Plaza
                          825 Eighth Avenue
                          New York, NY 10019-7475
                          Fax:  (212) 474-3700

                          Attention:  Richard Hall, Esq.

                 (b) if to the Company, to:

                          Big B, Inc.
                          2600 Morgan Road
                          Bessemer, AL 35023
                          Fax:  (205) 425-3525

                          Attention:  Mr. Anthony J. Bruno

                          with copies to:

                          Sirote & Permutt
                          2222 Arlington Avenue South
                          Birmingham, AL 35205
                          Fax:  (205) 930-5301

                          Attention:  Richard Cohn, Esq.

                 and

                          Skadden, Arps, Slate, Meagher & Flom
                          919 Third Avenue
                          New York, NY 10022
                          Fax:  (212) 735-2000

                          Attention:  Randall H. Doud, Esq.


                 SECTION 9.03.  Definitions.  For purposes of this Agreement:

                 An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                 "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole;

                 "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

                 A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting Interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

                 SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                 SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                 SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. The Operative Agreements (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the Operative Agreements (including the Confidentiality Agreement which is hereby terminated) and (b) except for the provisions of Article III and Sections 6.06 and 6.07, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

                 SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (except to the extent that Alabama law mandatorily applies), regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                 SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                 SECTION 9.09. Enforcement. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of any Operative Agreement or any of the transactions contemplated by any Operative Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to any Operative Agreement or any of the transactions contemplated by any Operative Agreement in any court other than a Federal or state court sitting in the State of New York.


                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                          REVCO D.S., INC.,

                          by   /s/ BRIAN P. CARNEY
                             ----------------------------------------
                             Name:    Brian P. Carney
                             Title:   Senior Vice President, Finance


                          RDS ACQUISITION INC.,

                          by   /s/ BRIAN P. CARNEY
                             ----------------------------------------
                             Name:    Brian P. Carney
                             Title:   Treasurer


                          BIG B, INC.,

                          by   /s/ ANTHONY J. BRUNO
                             ----------------------------------------
                             Name:    Anthony J. Bruno
                             Title:   Chairman and Chief Executive Officer

                                                                       EXHIBIT A
                            Conditions of the Offer

                 Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition"). The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Rights. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

                 (a) there shall be threatened by any Governmental Entity, or there shall be instituted or pending any suit, action, proceeding, application or counterclaim by any Governmental Entity or any other person, or before any court or governmental authority, agency or tribunal, domestic or foreign, in each case that has a substantial likelihood of success, (i) challenging the acquisition by Parent or Sub of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by any Operative Agreement, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer or any of the other transactions contemplated by any Operative Agreement,
         (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole;

                 (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to,
         (i) Parent, the Company or any of their respective subsidiaries or
         (ii) the Offer, the Merger or any of the other transactions contemplated by the Operative Agreements, by any Governmental Entity or before any court or governmental authority, agency or tribunal, domestic or foreign, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                 (c) there shall have occurred any material adverse change in the Company, or any development that, insofar as reasonably can be foreseen, has resulted in or is reasonably likely to result in a material adverse change in the Company, other than any change arising from general economic or industry conditions;

                 (d)(i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the outstanding Shares has been acquired by another person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a
         Schedule 13D or 13G on file with the SEC prior to the date of this Agreement, (ii) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, (B) approved or recommended any Takeover Proposal or (C) taken any action, or made any determination, under the Rights Agreement to facilitate any Takeover Proposal, (iii) the Company shall have entered into any agreement with respect to any Takeover Proposal or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                 (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time;

                 (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

                 (g) this Agreement shall have been terminated in accordance with its terms.


                 The foregoing conditions are for the sole benefit of Sub and Parent and, subject to Section 1.01(a), may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B
                                   [FORM OF]

                                 Plan of Merger


                 SECTION 1.01. Constituent Corporations. RDS Acquisition Inc., a Delaware corporation ("Sub"), and Big B, Inc., an Alabama corporation (the "Company"), constitute the constituent corporations of this Plan of Merger.

                 SECTION 1.02. The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Alabama Business Corporation Act (the "ABCA"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined below). Following a merger pursuant to this Section 1.02 (the "Merger"), the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL and the ABCA.

                 SECTION 1.03. Effective Time. The Merger shall become effective at such date and time as this Plan of Merger and any other required documents (collectively, the "Certificates of Merger") are duly filed with the Delaware Secretary of State and the Alabama Secretary of State (the time the Merger becomes effective being the "Effective Time of the Merger").

                 SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 11.06 of the ABCA.

                 SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Articles (Certificate) of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger so that the first paragraph of Article IV of such Articles (Certificate) of Incorporation reads in its entirety as follows:
"The total number of shares of all classes of stock that the corporation shall have authority to issue is 1,000 shares, par value $0.001 per share." and, as so amended, shall be the Articles (Certificate) of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 (b) The By-laws of the Company as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 SECTION 1.06. Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 1.07. Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 1.08. Effect on Capital Shares. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"; the Common Stock and the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of September 23, 1996, as amended, being hereinafter collectively referred to as the "Shares") or any shares of capital stock of Sub:

                 (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (b) Cancellation of Treasury Shares and Parent Owned Shares. Each Share that is owned by the Company or by any subsidiary of the Company and each Share that is owned by Revco D.S., Inc., a Delaware corporation ("Parent"), Sub or any other subsidiary of Parent (together, in each case, with the associated Right) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (c) Conversion of Shares. Subject to Section 1.08(d), each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.08(b)) together with the associated Right shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $17.25 (the "Merger Consideration"). As of the Effective Time of the Merger, all such Shares (and the associated Rights) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (and the associated Rights) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                 (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by persons who object to the Merger and comply with all the provisions of Alabama law concerning the right of holders of Shares to dissent from the Merger and obtain payment of the fair value of their Shares ("Dissenting

         Shareholders"), shall not be converted as described in Section 1.08(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Alabama; provided, however, that the Shares (together with the associated Rights) outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Shareholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the ABCA, shall be deemed to be converted as of the Effective Time of the Merger, into the right to receive the Merger Consideration.

                 SECTION 1.09.  Exchange of Certificates.  (a)  Paying Agent.
[    ] is the paying agent (the "Paying Agent") for the payment of the Merger
Consideration upon surrender of certificates representing Shares.

                 (b) Parent to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent, on a timely basis, as and when needed after the Effective Time of the Merger, funds necessary to pay for the Shares pursuant to Section 1.08.

                 (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.08, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.08, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.09, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.08. No interest shall be paid or shall accrue on the cash payable upon the surrender of any Certificate.

                 (d) No Further Ownership Rights in Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Plan of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Plan of Merger.

                 (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this Plan of Merger would otherwise escheat to or become the property of any governmental authority or agency, domestic or foreign), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                                                       EXHIBIT C
                                   [FORM OF]

                                 Plan of Merger


                 SECTION 1.01. Constituent Corporations. RDS Acquisition Inc., a Delaware corporation ("Sub"), and Big B, Inc., an Alabama corporation (the "Company"), constitute the constituent corporations of this Plan of Merger.

                 SECTION 1.02. The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger and in accordance with the Delaware General Corporation Law (the "DGCL") and the Alabama Business Corporation Act (the "ABCA"), the Company shall be merged with and into Sub at the Effective Time of the Merger (as defined below). Following a merger pursuant to this
Section 1.02 (the "Merger"), the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the ABCA.

                 SECTION 1.03. Effective Time. The parties shall file a certificate or articles of merger and other appropriate documents. The Merger shall become effective at such date and time as this Plan of Merger and any other required documents (collectively, the "Certificates of Merger") are duly filed with the Delaware Secretary of State and the Alabama Secretary of State (the time the Merger becomes effective being the "Effective Time of the Merger").

                 SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 11.06 of the ABCA.

                 SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 (b) The By-laws of Sub as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 SECTION 1.06. Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 1.07. Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 1.08. Effect on Capital Shares. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"; the Common Stock and the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of September 23, 1996, as amended, being hereinafter collectively referred to as the "Shares") or any shares of capital stock of Sub:

                 (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (b) Cancellation of Treasury Shares and Parent Owned Shares. Each Share that is owned by the Company or by any subsidiary of the Company and each Share that is owned by Revco D.S., Inc., a Delaware corporation ("Parent"), Sub or any other subsidiary of Parent (together, in each case, with the associated Right) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (c) Conversion of Shares. Subject to Section 1.08(d), each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.08(b)) together with the associated Right shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $17.25 (the "Merger Consideration"). As of the Effective Time of the Merger, all such Shares (and the associated Rights) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (and the associated Rights) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                 (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by persons who object to the Merger and comply with all the provisions of Alabama law concerning the right of holders of Shares to dissent from the Merger and obtain payment of the fair value of their Shares ("Dissenting

         Shareholders") shall not be converted as described in Section 1.08(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Alabama; provided, however, that the Shares (together with the associated Rights) outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Shareholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the ABCA, shall be deemed to be converted as of the Effective Time of the Merger, into the right to receive the Merger Consideration.

                 SECTION 1.09.  Exchange of Certificates.  (a)  Paying Agent.
[        ] is the paying agent (the "Paying Agent") for the payment of the
Merger Consideration upon surrender of certificates representing Shares.

                 (b) Parent to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent, on a timely basis, as and when needed after the Effective Time of the Merger, funds necessary to pay for the Shares pursuant to Section 1.08.

                 (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.08, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.08, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.09, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.08. No interest shall be paid or shall accrue on the cash payable upon the surrender of any Certificate.

                 (d) No Further Ownership Rights in Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Plan of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Plan of Merger.

                 (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this Plan of Merger would otherwise escheat to or become the property of any governmental authority or agency, domestic or foreign) the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.